Exhibit 10.2

EMPLOYMENT AGREEMENT FOR MRS YUKI NAKAMURA

THIS AGREEMENT is made this 20th day of May, 2022 at Singapore, by and between:

BOUSTEAD Wavefront PTE. LTD., a Corporation duly organized and existing by virtue of and under Singapore laws, with office address at 1 George Street, 10-01 One George Street, Singapore 049145, and hereinafter referred to as the “Company”;

and

MrS YUKI NAKAMURA, Japanese citizen, of legal age, with address at 79 West Coast Crescent, 22-01 The Vision, Singapore 126793, and hereinafter referred to as “Yuki Nakamura”.

WHEREAS:

(A)	The Company hereby appoints Yuki Nakamura as the Chief Financial Officer (“CFO”) of the Company with effect from March 1, 2022, the date that the employment pass under the Company was issued by Ministry of Manpower (“Appointment Date”).

(B)	Yuki Nakamura agrees to serve the Company as the Chief Financial Officer upon the terms and conditions provided in this Agreement.

1.	INTERPRETATION.

1.1	In this Agreement, unless the contrary intention appears:

“Board” means the board of directors for the time being of the Company.

“Associated Company” means a Company which is not a subsidiary of the Company or of another Group Company but more than twenty percent of the equity share capital of which is owned by the Company or any Group Company.

“Group Company” means the Company and any other member of the Group for the time being.

“the Group” means:

(a)	the Company; and

(b)	any Holding Company; and

(c)	any Associated Company or its holding company or any subsidiary of any of them; and

(d)	any Subsidiary or its holding company or any associated company of any of them.

“Holding Company” means the holding company of the Company from time to time (as defined in the Companies Act).

“Subsidiary” means any Company which for the time being is a subsidiary of the Company.

1.2	Any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of the same. Unless the context otherwise requires words in the singular include the plural and vice versa, the masculine shall include the feminine and vice versa and a reference to a person includes a reference to a body corporate and to an unincorporated body of persons.

1.3	In this Agreement, unless the context indicates otherwise:

(a)	a reference to this Agreement or another agreement or instrument includes any amendment, modification, variation, novation, supplement or replacement of each of them;

(b)	a reference to a statute, ordinance or other law includes regulations and other instruments under it and consolidations amendments, re-enactments or replacements of any of them;

(c)	the singular includes the plural and vice versa and words importing any gender will be deemed to include all genders;

(d)	the word “person” includes a firm, a body corporate, an unincorporated association or an authority;

(e)	a reference to a person includes a reference to the person’s executors, administrators and successors;

(f)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day; and

(g)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later.

1.4	Headings are inserted for convenience and do not affect the interpretation of this Agreement.

2.	APPOINTMENT AND DUTIES OF THE CFO

2.1	Yuki Nakamura shall have the duties and responsibilities the Chief Executive Officer (CEO) of the Company may direct for her as CFO. She shall comply with all the Company’s rule, regulations, policies and procedures and, comply with all requirements, codes, recommendations or regulations of all regulatory authorities relevant to the Company and any Group Company.

2.2	As CFO she shall provide leadership, direction and management of the finance and accounting department. She shall install a corporate culture of excellence, performance and integrity among all the employees and staff of the functions under her leadership, and generally in the Company, fully compliant with good corporate governance guidelines.

2.3	The CFO shall devote the time and effort reasonably required to fulfil her duties and responsibilities under this Agreement. It shall not be considered a breach of this Agreement for the CFO to manage her personal investments, or to serve on corporate, industry, civic or charitable boards or committees, so long as such activities are not in conflict or compete with the business of the Company.

2.4	The CFO shall work the hours necessary for the proper fulfilment of her duties. The normal hours of work of the Company are from 9:00 a.m. to 6:00 p.m. from Monday to Friday.

2.5	The CFO shall at all times act in a way she considers, in good faith, to be most likely to promote the success of the Company for the benefit of its stakeholders as a whole.

2.6	The CFO acknowledges and warrants as follows:

2.5.1	that by entering into this agreement and fulfilling her obligations under it, she is not in breach of any obligation to any third party;

2.5.2	that she is not prevented by any agreement, arrangement, contract, understanding, court order or otherwise, from performing her duties in accordance with the terms and conditions of this Agreement;

3.	TERM OF EMPLOYMENT

3.1	The CFO’s employment under this Agreement shall commence on the Appointment Date.

3.2	The CFO’s employment shall continue subject to the terms of this Agreement until terminated by herself or by the Board, in either case giving to the other not less than 3 months’ prior written notice.

4.	REMUNERATION AND BENEFITS

4.1	The Company shall pay the CFO an intial annual base remuneration of USD 108,000, which shall be divided into 12 equal parts and payable monthly in arrears, or the Singapore Dollar equivalent.

4.2	CFO shall be eligible for bonuses and commissions under the incentive and bonus plans of the Company, as established, approved and amended by the Board, from time to time.

4.3	CFO shall be issued stock options in the Holding Company, equal to 2% of the total shares immediately after IPO financing on a fully diluted basis inclusive of all shares reserved for the ESOP and warrants issued or reserved (the “Total Shares”), at a strike price equal to the IPO price, which will be vested in the following manner: Twenty-five percent (25%) of the allocated options upon signing the ESOP agreement or the date of the IPO, whichever comes later and Twenty-five percent (25%) of the allocated options will be vested after each year of service, for three years. All vesting of options will be accelerated in the event of a $30 million or greater follow-on financing.

4.4	The Company shall pay for and provide health care insurance for the CFO and her dependents from a reputable insurer with customary and usual coverage and terms.

5.	REIMBURSEMENT OF EXPENSES

The Company shall reimburse the CFO for all reasonable, documented expenses incurred at the Company’s request in connection with this Agreement (including air travel, entertainment, subsistence, hotel accommodation and telephone expenses), subject to her submission of invoices or other customary proof of expense. Invoices for expenses and accompanying documentation. The Company shall reimburse the CFO within thirty (30) days of receipt of such proof.

6.	SICK LEAVE, PUBLIC HOLIDAYS AND ANNUAL LEAVE

6.1	The Company will pay the CFO’s salary in full during any absences on medical grounds up to a maximum total of 14 days in any calendar year, subject to the CFO producing a medical certificate from a registered medical practitioner covering the period of her absence. If hospitalization is necessary on a doctor’s written order, the CFO is entitled to paid sick leave for the days on which she is hospitalized, up to 46 additional days of paid sick leave per calendar year. Sick leave entitlement is not cumulative from year to year.

6.2	The CFO will be entitled, with full remuneration, to all gazetted public and statutory holidays in Singapore.

6.3	The CFO is entitled to 21 days of paid annual leave in each full calendar year, to be taken at such times as will be agreed between the CFO and the CEO. All annual leave entitlement must be utilised within the relevant calendar year and any untaken annual leave shall be deemed forfeited at the end of each calendar year without compensation.

7.	DISMISSAL AND ILLNESS

7.1	The Company may by notice in writing summarily terminate the employment of the CFO under this Agreement if she becomes of unsound mind or a person whose estate is liable to be dealt with in any way under the law relating to mental health.

7.2	If the CFO is at any time prevented by illness (mental or physical) accident or any other cause from duly performing her duties under this Agreement and furnishes (if so required) to the Board evidence satisfactory to the latter of her incapacity, the CFO is entitled to receive her monthly salary, together with the bonuses, benefits, allowances and entitlements, payable pursuant to this Agreement for the period of her incapacity but not more than six (6) month worth of salary, bonuses, benefits, allowances, and other entitlements.

8.	CONFIDENTIALITY

The CFO shall:

(a)	Neither during or after the period of her employment under this Agreement, except in the proper course of her duties or as permitted by the Board or as compelled by law, divulge to any person any trade secret or any information concerning the business or financial arrangements or position of the Company or any Group Company or any of the dealings transactions or affairs of the business of the Company or any Group Company; and

(b)	During the period of her employment under this Agreement, use her best endeavours to prevent the publication or disclosure of any trade secret or information referred to in Clause 8(a).

9.	RETURN OF DOCUMENTS

Upon termination by whatever means of her employment under this Agreement:

(a)	The CFO shall deliver to the Company or its authorized representatives all plans, statistics, documents, records, or papers in her possession or control and relating in any way to the business or affairs of the Company or any Group Company; and

(b)	The CFO is not entitled to retain a copy of any document referred to in Clause 9(a).

10.	CONTINUING OBLIGATIONS

The termination of this Agreement or of the employment of CFO under this Agreement does not operate to terminate the provisions of Clauses 8, 12 and 13 which (subject as expressly provided) remain in full force and effect and binding on the CFO without limit in point in time notwithstanding termination of this Agreement.

11.	NOTICES

11.1	A notice, approval, consent or other communication in connection with this Agreement:

(a)	must be in writing; and

(b)	must be delivered personally to or left at or sent by prepaid ordinary post (airmail if posted to or from a place outside the country in which the address is located) to the address of the addressee, or be sent by email to the CEO.

11.2	A notice, approval, consent or other communication takes effect from the time it is received unless a later time is specified in it.

12.	ASSIGNMENT

Neither party to this Agreement shall assign or purport to assign any of its rights under this Agreement without the prior written consent of the other party.

13.	NON-SOLICITATION

The CFO covenants with the Company that she will not, directly or indirectly for the period of 1 year after ceasing to be employed by the Company and without a prior written consent of the Company:

(a)	seek to procure orders from or do business with any person who has done business with the Company and/or the Group Company during the period of 1 immediate preceding year; or

(b)	endeavour to entice away from the Company any person who has been employed or engaged by the Company and/or the Group Company during the period of 6 immediate preceding months.

14.	VARIATIONS

14.1	This Agreement may not be released, discharged, supplemented, interpreted, amended, varied or modified in any manner except by an instrument in writing executed in the same manner and by the same persons as this Agreement.

15.	WAIVER

In no event shall any delay failure or omission on the part of the Company in enforcing exercising or pursuing any right, power, privilege, claim or remedy, which is conferred by this Agreement, or arises under this Agreement, or arises from any breach by the CFO of any of its obligations hereunder, be deemed to be or be construed as, (i) a waiver thereof, or of any other such right power privilege claim or remedy, in respect of the particular circumstances in question, or (ii) operate so as to bar the enforcement or exercise thereof, or of any other such right, power, privilege, claim or remedy, in any other instance at any time or times thereafter.

16.	WAIVER OF RIGHTS

If this Agreement is terminated because of the liquidation of the Company or any Group Company for the purpose of amalgamation or reconstruction and the CFO is offered employment with such amalgamated or reconstructed company on the terms of a substitute agreement not less favourable in all material respects than the terms of this Agreement (provided that the said amalgamated or reconstructed company is able to fulfil all the obligations of the said substitute agreement), the CFO shall have no claim against the Company or any Group Company in respect of such termination of this Agreement.

17.	SEVERABILITY

Any provision of this Agreement which is held invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

18.	GOVERNING LAW AND JURISDICTION

18.1	This Agreement and the transactions contemplated by this Agreement shall be governed by and construed in accordance with the laws of Singapore.

18.2	Each party irrevocably agrees for the benefit of the other that the courts of the Singapore shall have jurisdiction to hear and determine any writ, action or proceeding and to settle any disputes which may arise out of or in connection with this Agreement and for such purposes irrevocably submits to the jurisdiction of such court.

19.	WHOLE AGREEMENT

This Agreement constitutes the whole agreement between the parties. All other representations, arrangements, understandings and agreements, whether written or oral, (if any) for service between the Company and the CFO are hereby abrogated and superseded.

20.	NO THIRD PARTY RIGHTS

Nothing in this Agreement is intended to grant to any third party any right to enforce any term of this Agreement or to confer on any third party any benefits under this Agreement for the purposes of the Contract (Rights of Third Parties) Act 2001 of Singapore the application of which legislation is hereby expressly excluded.

IN WITNESS WHEREOF, the parties have hereunto set their hands this 20th day of May, 2022.

Boustead Wavefront Ptd. Ltd./ Boustead Wavefront Inc

BY:

/s/ Daniel McClory	/s/ Yuki Nakamura
Daniel McClory	Yuki Nakamura